Exhibit 10.7

Execution

REVOLVING CREDIT AGREEMENT

Dated as of April 1, 2011

among

SOLARCITY CORPORATION,

as the Borrower,

The Lenders Parties Hereto,

and

U.S. BANK NATIONAL ASSOCIATION,

As Agent

(Cont’d)

(Cont’d)

SCHEDULE 1	Permitted Indebtedness	Schedule 1
SCHEDULE 2	Revolving Credit Commitments	Schedule 2.1(a)

EXHIBIT A	Form of Compliance Certificate	A-1
EXHIBIT B	Form of Note	B-1

(Cont’d)

Section		Page

EXHIBIT C	Form of Security Agreement	C-1

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement (this “Agreement”) dated as of April 1, 2011 is among SolarCity Corporation, a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (collectively, the “Lenders” and individually a “Lender”) and U.S. Bank National Association, a national banking association organized under the laws of the United States, as agent for the Lenders hereunder (in such capacity, the “Agent”). Upon execution of this Agreement and updating of Schedule 2.1(a) by the Agent, a bank or other financial institution acceptable to the Borrower and the Agent shall be considered a Lender hereunder and shall be subject to all of the terms and conditions hereof without any further requirement.

1.	DEFINITIONS

“Activity-based” means recognizing all current and future revenues, expenses and associated income of a project at the time a contract is signed.

“Affiliate” means, with respect to any Person, another Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person or other person or its board of directors, whether through stock ownership, membership, partnership rights, voting rights, governing boards, committees, divisions or other bodies with one or more common members, directors, partners, trustees, officers or other managers.

“Agent” shall have the meaning set forth in the first paragraph of this Agreement and any successors in such capacity.

“Agreement” means this Agreement among the Borrower, the Lenders and the Agent dated as of April 1, 2011.

“Borrower” means SolarCity Corporation, a Delaware corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and San Francisco are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan or the determination of LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cash and Cash Equivalents” means (a) money, currency or a credit balance in a deposit account (i) maintained with a Lender or (ii) maintained with another financial institution located in the United States and subject to a control agreement acceptable to the Agent among the Borrower, such depository institution and the Agent for the benefit of the Lenders, (b) short-term obligations of, or fully guaranteed by, the United States of America, (c) commercial paper rated A-1 or better by Standard & Poor’s Rating Services (or any successor) or P-1 or better by Moody’s Investors Service, Inc. (or any successor), (d) certificates of deposit issued by, and time deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00), or (e) money market funds at least ninety-five percent (95%) of the holdings of which are the type described in causes (b) through (d).

“Closing Date” means April 1, 2011 or such other date as the Agent and the Borrower shall mutually agree as the date the initial Loans may be made pursuant to the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in Section 6.1(b) hereof.

“Control Agreement” shall mean any deposit account control agreement entered into by the Borrower, the Agent, on behalf of the Lenders and any depository institution pursuant to the terms of this Agreement.

“Default” means an event which with the passage of time or giving of notice or both would become an Event of Default under this Agreement.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Agreement, and such default remains uncured for a period of one (1) Business Day following receipt of written notice thereof, (b) has failed to pay to the Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement and such default remains uncured a period of one (1) Business Day following receipt of written notice thereof, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Dollar” means U.S. Dollar.

“EBITDA” or “Activity-based EBITDA” means Activity-based operating income as represented by the Borrower before interest, taxes, depreciation, amortization and non-cash charges.

“Eligible Assignee” means (a) a Lender, (b) any fund that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender, (c) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, (d) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d), or (e) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Plan” or “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Event of Default” means any of the events described in Article 10 hereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Prime Rate shall be determined, until the circumstances giving rise to such inability no longer exist. Any change in the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Funded Debt” means total interest-bearing Indebtedness, including the unused Revolving Commitments of the Lenders but excluding any Indebtedness that is non-recourse to the Borrower.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Guarantor” has the meaning set forth in Section 6.1(c) hereof.

“Guaranty” shall mean any and all guaranties in form and substance satisfactory to the Agent made by any Guarantor as required by this Agreement.

“Indebtedness” means with respect to a specified Person, (a) all obligations for borrowed money, all installment sale and capitalized lease obligations and all reimbursement obligations in respect of letters of credit incurred or assumed by such Person (including, in the case of the Borrower, the Borrower’s Indebtedness under this Agreement and the Loan Documents), (b) all other obligations of such Person upon which interest is customarily charged, (c) all obligations of such Person to make swap payments under a Swap Contract, (d) all obligations of such Person issued or assumed as deferred construction price for completed work or deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business, but only if and so long as the same are payable on customary trade terms), and (e) all obligations, contingent or otherwise, of such Person guaranteeing or becoming surety for or having the economic effect of guaranteeing or becoming surety for any Indebtedness of any other Person in any manner, whether directly or indirectly, but only up to the amount so guaranteed.

“Interest Period” means the period commencing on the advance date of the applicable Loan and ending on the numerically corresponding day one (1) month thereafter matching the interest rate term selected by Borrower; provided, however, (a) if any Interest Period would otherwise end on a day which is not a Business Day, then the Interest Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the Interest Period shall end on the immediately preceding Business Day, or (b) if any Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Interest Period), then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement.

“LIBOR Rate” shall have the meaning set forth in Section 3.2(a) hereof.

“Lien” shall have the meaning set forth in Section 9.6 hereof.

“Liquid Assets” means total unrestricted Cash and Cash Equivalents, medium and long-term securities rated investment grade by Standard & Poor’s Rating Services or Moody’s Investors Service, Inc. (or any successor), common or preferred stock which (a) is not control or restricted stock under Rule 144 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or subject to any other regulatory or contractual restrictions on sales, (b) is traded on a U. S. national stock exchange, including NASDAQ, with a liquidity on such exchange for such stock acceptable to the Agent and (c) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15) and the aggregate unused Revolving Commitments of the Lenders.

“Loan Documents” means this Agreement, the Security Documents, the Notes, any Guaranty and any Control Agreement.

“Loans” has the meaning set forth in Section 2.1(a) hereof.

“Master Agreement” means any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (including any related schedules).

“Material Adverse Change” means any material adverse effect on (a) the assets, liabilities, financial condition, business or operations of the Borrower from those reflected in the most current financial statements provided by the Borrower to the Agent or from the facts represented or warranted in this Agreement, any other Loan Document or any other document delivered to the Agent pursuant to this Agreement, (b) the ability of the Borrower to carry out its respective business as of the closing date or to meet or perform its Obligations under this Agreement or any of the other Loan Documents on a timely basis, or (c) the amount which any Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in a liquidation of the collateral, taken as a whole, granted, mortgaged, assigned or pledged to the Lenders under the Loan Documents.

“Note” shall have the meaning set forth in Section 2.5 hereof.

“Notice of Borrowing” shall mean a request for a Loan pursuant to Section 2.1(b)(i).

“Obligations” means the Loans, all other amounts owing to the Agent and the Lenders under the Loan Documents, the fees and expenses relating to this Agreement and the other Loan Documents, and all other obligations of the Borrower to the Agent and the Lenders arising under or in relation to the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto under ERISA.

“Permitted Acquisitions” means the acquisition by the Borrower of all or substantially all of the assets of another company, the controlling interest in another company, or not less than one hundred percent (100%) of the capital stock of or ownership interest in another company, provided that the company whose assets are being purchased, or whose capital stock or ownership interest is being acquired is in a line of business substantially similar to that of the Borrower as reasonably determined by the Borrower, and further provided that:

(a)

at the time of such transaction, both before and after giving effect thereto, no Event of Default exists (including, without limitation, failure of the Borrower to comply with any affirmative or negative covenant contained in any of the Loan Documents as of the most recent measurement date), and no event or circumstance has occurred that, with the giving of notice or the passage of time would constitute an Event of Default;

(b)

if the acquisition is of one hundred percent (100%) of the capital stock of or ownership interest or controlling interest in another company: (i) the Borrower is the surviving entity; and (ii) the transaction is not hostile; and (iii) the acquired entity will within thirty (30) days of the closing execute and deliver such guaranties, security agreements, and other documents as the Agent may require in connection with the Obligations of the Borrower under the Loan Documents; and

(c)

in no event may the aggregate cash consideration paid by the Borrower in connection with all Permitted Acquisitions at any time after the effective date of the Loan Documents, exceed the sum of Five Million Dollars ($5,000,000.00), whether such consideration is paid in connection with one or a series of related transactions. To the extent the Borrower pays non-cash consideration in connection with an acquisition the amount of non-cash consideration shall not cause the Borrower to exceed the Permitted Indebtedness.

“Permitted Encumbrances” shall have the meaning set forth in Section 9.6 hereof.

“Permitted Indebtedness” means (a) all Indebtedness to the Lenders, (b) Indebtedness to parties other than the Lenders (including as a guaranty or surety or pursuant to a contingent liability) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding, (c) all other Indebtedness of the Borrower in existence as of the date of this Agreement and disclosed on Schedule 1 attached hereto, (d) Indebtedness incurred solely for the purpose of financing the acquisition of equipment (and any accessions, attachments, replacements or improvements thereon), (e) Indebtedness incurred with respect to equipment leased to customers in the ordinary course of business, which Indebtedness is contemplated to be serviced by the related lease payment, (f) guaranties of obligations of Borrower’s subsidiaries, and (g) extensions, refinancing, modifications, amendments and restatements of any item of Permitted Indebtedness described in (a) through (f) above.

“Person” or words importing persons, means firms, associations, partnerships (including without limitation, limited liability company, general and limited partnerships), joint ventures, societies, estates, trusts, borrowers, public or governmental bodies, other legal entities and natural persons.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate.” The “prime rate” is set by the Agent based upon various factors including the Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Agent may price loans and loan to its customers at, above, or below the “prime rate.” Any change in the “prime rate” shall take effect at the opening of business on the day specified in the public announcement of a change in the Agent’s “prime rate.”

“Project Subsidiary” means any special purpose subsidiary of the Borrower, established for the sole purpose of acquiring, leasing or financing projects.

“Purchasers” shall have the meaning set forth in Section 12.9 hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” shall mean the Lenders holding in the aggregate 66 2/3% of all Loans then outstanding at such time plus the aggregate unused Revolving Commitments at such time; provided, however, if there are only two Lenders (and for purposes of this calculation, Lenders which are Affiliates shall be deemed to be one Lender), “Required Lenders” shall mean both Lenders; provided further, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitment, or after termination of the Revolving Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower in an aggregate principal amount at any time outstanding up to such Lender’s Revolving Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a).

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but not including the Termination Date.

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Security Agreement” means that certain Security Agreement dated as of April 1, 2011 made by the Borrower for the benefit of the Agent for the benefit of the Lenders substantially in the form of Exhibit C attached hereto.

“Security Documents” means (a) the Security Agreement, (b) any related financing statements, (c) any Guaranty now or hereafter executed and delivered to the Agent for the benefit of the Lenders and (d) any Control Agreement now or hereafter executed and delivered to the Agent for the benefit of the Lenders

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transactions is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, a Master Agreement, including any such obligations or liabilities under any Master Agreement. For purposes of calculating any payment obligations with respect to a Swap Contract, all amounts to be paid and received under such contracts shall be netted against each other on a one (1) month basis.

“Tangible Net Worth” means total consolidated assets, less intangible assets, less total consolidated liabilities.

“Termination Date” shall mean the first anniversary of the Closing Date or the earlier termination in full of the Revolving Commitment in accordance with this Agreement.

2.	REVOLVING LINE OF CREDIT

2.1	Revolving Line of Credit.

(a)

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time for the purposes hereinafter set forth; provided, however, that (i) with regard to each Lender individually, the sum of such Lender’s share of outstanding Loans shall not exceed such Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate amount of outstanding Loans shall not exceed the aggregate Revolving Committed Amount then in effect. For purposes hereof, the aggregate amount available hereunder shall be the amount set forth on Schedule 2.1(a) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.5, the “Revolving Committed Amount”). Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b)	Revolving Loan Borrowings.

(i)

Notice of Borrowing. The Borrower shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Agent not later than 11:00 a.m. on the third Business Day prior to the date of the requested borrowing. Each such request for borrowing shall be irrevocable and shall specify (1) that a Loan is requested, (2) the date of the requested borrowing (which shall be a Business Day) and (3) the aggregate principal amount to be borrowed (“Notice of Borrowing”). The Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s pro rata share thereof.

(ii)

Minimum Amounts. Each Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)

Loans. Each Lender will make its Revolving Commitment Percentage of each Loan borrowing available to the Agent for the account of the Borrower at the office of the Agent specified on the signature page hereto or at such other office as the Agent may designate in writing, upon reasonable advance notice by 1:00 p.m. California time on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent by crediting the account of the Borrower on the books of such office, or to such other account of the Borrower as specified in writing by the Borrower to the Agent in a timely manner, with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

(c)

No Loan may extend beyond the Termination Date. In any event, if the Interest Period for any Loans should happen to extend beyond the Termination Date, such Loans must be paid on the Termination Date. The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

2.2	Funding by the Lenders; Presumption by the Agent.

Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Prime Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

2.3	Payments by the Borrower; Presumption by the Agent.

Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

2.4	Pro Rata Treatment and Payments.

(a)

Allocation of Payments Before Event of Default. Each borrowing of Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Except as otherwise expressly provided herein, each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrower pursuant to Article 5, second, to interest then due and owing hereunder and under the Notes and, third, to principal then due and owing hereunder and under the Notes. Each payment on account of any fees pursuant to Article 5 shall be made pro rata in accordance with the respective amounts due and owing. Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Loans shall be applied to such Loans as directed by the Borrower or otherwise applied in accordance with the terms of Section 6.5 hereof. Each optional prepayment on account of principal of the Loans shall be applied in accordance with Section 6.4(a). Each mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 6.4(c). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Agent for the account of the Lenders at the Agent’s office specified on the signature page hereto in Dollars and in immediately available funds not later than 1:00 p.m. California time on the date when due. The Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.

(b)

Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Agreement to the contrary, after the Revolving Commitments shall have been terminated and the Loans and all other amounts under the Loan Documents shall have become due and payable in accordance with the terms of Article 10 hereof, all amounts collected or received by the Agent or any Lender on account of the Obligations under the Loan Documents or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ and consultants’ fees) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “THIRD” above; and

FIFTH, the payment of the surplus, if any, to the Borrower or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans.

2.5	Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)	the Revolving Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder; and

(b)

any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second to the funding of any Loan (iii) third, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, if so determined by the Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the aggregate principal Dollar amount of the Loans outstanding at such time of such Lenders to the aggregate principal Dollar amount of the Loans outstanding at such time of all the Lenders equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans such payment shall be applied solely to prepay the Loans of all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

2.6	Notes.

The Borrower’s obligation to pay each Lender’s Loans shall be evidenced by a note made payable to such Lender in the form of Exhibit B attached hereto and payable to the order of such Lender (a “Note”). Each Note shall be executed by the Borrower and delivered to the Agent for delivery to such Lender prior to the initial Loan for such Lender. Although the Note shall be expressed to be payable in the full amounts specified above, the Borrower shall be obligated to pay only the amounts actually disbursed to or for the account of the Borrower, together with interest on the unpaid balance of sums so disbursed which remains outstanding from time to time, at the rates and on the dates specified herein or in the Notes, together with the other amounts provided herein.

3.	INTEREST RATE

3.1	Interest Accrual.

Each Loan shall bear interest on the outstanding principal amount thereof from the applicable date of borrowing at the rates per annum determined in accordance with the terms of this Article 3.

3.2	LIBOR Rate.

(a)

Interest on each Loan hereunder shall accrue at an annual rate equal to two and one-half percent (2.50%) plus the LIBOR Rate. “LIBOR Rate” means the rate of interest per annum determined on the basis of the rate for deposits in dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable Interest Period which appears on the Reuters Screen LIBOR01 (or any successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on the Reuters Screen LIBOR01 (or any successor page), then “LIBOR Rate” shall be the rate of interest per annum as determined by the Administrative Agent, equal to the rate, as reported by U.S. Bank to the Administrative Agent, quoted by U.S. Bank to leading banks in the London interbank market as the rate at which U.S. Bank is offering dollar deposits in an amount approximately equal to its ratable share of such LIBOR Borrowing with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. Each calculation by the Administrative Agent of the LIBOR Rate shall be conclusive and binding for all purposes.

(b)	The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.

3.3	Default Interest.

From and after the occurrence and during the continuance of an Event of Default, the unpaid principal amount of all Loans and all other amounts due and unpaid under this Agreement and the Notes will bear interest until paid computed at a rate equal to Prime Rate plus two percent (2.00%).

3.4	Interest Calculation.

Except as otherwise stated in this Agreement, all computations of interest and other amounts due under the Notes and fees and other amounts due under this Agreement will be based on a three hundred sixty (360) day year using the actual number of days occurring in the period for which such interest, fees or other amounts are payable. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Agent in determining any interest rate.

4.	REPAYMENT

4.1	Interest Payments.

Interest on each Loan will accrue during the applicable Interest Period and will be due and payable on the first (1st) day of each month; provided that if such day is not a Business Day interest shall be due and payable on the next succeeding Business Day.

4.2	Principal Payments.

The Borrower shall pay to the Agent on the Termination Date or other date of maturity of the Notes, whether by acceleration or otherwise, the aggregate principal amount of all Loans outstanding on such date.

4.3	Payments.

All payments and prepayments of principal, interest and fees under this Agreement and the Notes shall be made to the Agent prior to 12:00 p.m. (noon), Pacific time, in immediately available funds and for the ratable benefit of the Lenders.

5.	FEES AND EXPENSES

5.1	Facility Fee.

On the Closing Date, the Borrower shall pay to the Agent in immediately available funds a facility fee equal to twenty-five basis points (0.25%) of the aggregate Revolving Commitments for the ratable benefit of the Lenders.

5.2	Reimbursement.

(a)	The Borrower agrees to immediately reimburse each Lender for any expenses it incurs in connection with the preparation, execution and delivery of the Loan

Documents and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees.

(b)

The Borrower agrees to reimburse the Agent for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral at such intervals as the Agent may reasonably require, limited to once per year unless an Event of Default or Material Adverse Change has occurred. The actions described in this paragraph may be performed by employees of the Agent or by independent appraisers.

6.	ADMINISTRATION OF CREDIT

6.1	Security and Guaranty.

(a)	This Agreement is secured by the Security Documents.

(b)

The Borrower grants to the Agent for the benefit of all Lenders, as security for the Notes and the payment of all Obligations, a first priority lien and security interest in accounts receivable, inventory and all assets of the Borrower, as more particularly described in the Security Agreement (collectively, the “Collateral”).

(c)

The Borrower’s Obligations shall be guaranteed by all current and future material subsidiaries of the Borrower excluding any Project Subsidiary (each a “Guarantor”). Each such Guarantor shall, promptly after the formation of such Guarantor, execute and deliver a Guaranty in form and substance satisfactory to the Agent. As of the date hereof, the Borrower represents and warrants that it has no subsidiaries which qualify as Guarantors under this Section 6.1(c).

6.2	Changes in Law Rendering the Loans Unlawful.

Notwithstanding any other provision of this Agreement, if (i) the Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of any regulatory change, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of any regulatory change, the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans, the Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. Any Loans that were requested to be made as LIBOR Rate Loans shall be made as at the Prime Rate plus three percent (3.00%) per annum, which rate shall change when and as the Prime Rate changes. Until any such notice has been withdrawn by the Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans.

6.3	Capital Adequacy.

If any regulatory change affects the treatment of any Loan hereunder as an asset or other item included for the purpose of calculating the appropriate amount of capital to be maintained by any Lender or any corporation controlling such Lender and has the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of the obligations of the Lender hereunder to a level below that which such Lender or such corporation could have achieved but for such regulatory change (taking into account such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then the Borrower shall pay to such Lender, on demand, such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction.

6.4	Prepayment.

(a)

Any Loan may be prepaid at the option of the Borrower in whole or in part and the aggregate Revolving Commitments may be terminated at any time without premium or penalty; provided, however, that the Borrower must provide the Agent with irrevocable written notice of the Borrower’s intention to make the prepayment, specifying the date and amount of the prepayment or to request the termination. The notice must be received by the Agent (which shall notify the Lenders thereof as soon as practicable) at least two (2) Business Days in advance of the prepayment and partial prepayment will be applied to the most remote payment of principal under this Agreement; provided further, that voluntary prepayments made on a date other than the last day of an Interest Period applicable thereto shall be subject to the payment of customary breakage costs, if any.

(b)	All prepayments shall be accompanied by interest accrued on the amount prepaid through the date of prepayment.

(c)

Amounts prepaid on the Loans may be reborrowed in accordance with the terms of this Agreement. However, if at any time, the sum of the aggregate principal amount of outstanding Loans shall exceed the aggregate Revolving Committed Amount then in effect, the Borrower immediately shall prepay the Loans and such Loans shall not be reborrowed in excess of the aggregate Revolving Committed Amount.

6.5	Payments.

The Borrower authorizes and agrees that each payment by the Borrower hereunder shall be made in Dollars and in immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. The Borrower shall maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Agent enters any such debit authorized by this Agreement, the Agent may reverse the debit.

6.6	Business Days.

All payments and disbursements which would be due on a day which is not a Business Day shall be due on the next Business Day. All payments received on a day which is not a Business Day shall be applied to the credit on the next Business Day.

6.7	Taxes.

If any payments to the Agent or any Lender under this Agreement are made from outside the United States, the Borrower shall not deduct any foreign taxes from any such payments. If any such taxes are imposed on any payments made by the Borrower (including payments under this Section 6.7), the Borrower shall pay the taxes and shall also pay to the Agent or such Lender, at the time interest is paid, any additional amount which the Agent or such Lender specifies as necessary to preserve the after-tax yield the Agent or such Lender would have received if such taxes had not been imposed. The Borrower shall confirm that it has paid the taxes by giving the Agent or such Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

7.	CONDITIONS OF BORROWING

Without limiting any of the other terms of this Agreement, the Lenders shall not be required to make any Loan to the Borrower under this Agreement, unless the conditions set forth below are satisfied as of the Closing Date:

7.1	Documentation.

The Agent shall have received the following documents, in form satisfactory to the Agent:

(a)	Duly executed counterparts to all Loan Documents;

(b)	A certified copy of the Borrower’s and any Guarantor’s organizational documents;

(c)

Certified copies of the resolutions of the Borrower and any Guarantor authorized the execution, delivery and performance by the Borrower or Guarantor, as applicable, of the Loan Documents to which each is a party;

(d)	Evidence of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business; and

(e)

The written opinion from the Borrower’s legal counsel dated the Closing Date covering such matters as the Agent may require; for the opinion, the legal counsel and the terms of the opinion must be acceptable to the Agent.

7.2	Representations.

(a)	The representations and warranties contained in Article 8 hereof continue to be true and correct on the Closing Date;

(b)	No Default or Event of Default hereunder shall have occurred and be continuing as of the Closing Date;

(c)	Neither the Borrower nor any Guarantor is in violation or breach of any other agreement with any Lender or with any third party in excess of Ten Thousand Dollars ($10,000);

(d)

There has been no Material Adverse Change in the business operations, financial condition or performance of the Borrower since the Borrower’s audited financial statements dated December 31, 2009 and the activity-based and unaudited GAAP financial statements dated December 31, 2010; and

(e)

There has been no Material Adverse Change in the Borrower’s Collateral or property or in any other matter which the Lenders analyzed in conjunction with the approval of this transaction including, without limitation, any change in the structure of the transaction initially presented to and agreed upon by the Borrower and the Agent.

7.3	Payment of Fees.

The Agent and the Lenders shall have received payment of all fees and other amounts due and owing this Agreement, including without limitation payment of all reimbursement costs as required by Article 5 hereof.

7.4	Insurance.

The Agent shall have received evidence of insurance coverage, as required in Section 9.10 of this Agreement.

7.5	Filings.

(a)

Any searches necessary to evidence the Agent’s first lien security interest in the Collateral, for the benefit of the Lenders, and any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of the Agent for the benefit of the Lenders, perfected security interests in the Collateral in the jurisdiction listed on Schedule 2 to the Security Agreement shall have been properly filed, registered or recorded in each office in each such jurisdiction which such filings, registrations and recordings are required.

(b)

The Agent shall have received acknowledgment copies of all such filings, registrations and recordations stamped by the appropriate filing, registration or recording officer (or, in lieu thereof, other evidence satisfactory to the Agent that all such filings, registrations and recordations have been made); and the Agent shall have received such evidence as it may deem satisfactory that all necessary filing, recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings have been paid in full.

7.6	Required Documentation.

The Borrower shall execute and deliver such other documents, instruments, certificates, opinions, approvals and assurances customary in this type of financing as the Agent may reasonably request.

8.	REPRESENTATIONS AND WARRANTIES

On the date that the Borrower signs this Agreement, on the Closing Date and on each day that a Loan is made, the Borrower makes the following representations and warranties continuously:

8.1	Formation.

The Borrower is duly formed and existing under the laws of the state or other jurisdiction where organized.

8.2	Authorization.

The Loan Documents and any instrument or other agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3	Enforceable Agreement; Accuracy of Information.

Each of the Loan Documents is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower, in accordance with its terms, and any other instrument or other agreement required hereunder, when executed and delivered, shall be similarly legal, valid, binding and enforceable, except, in each case, as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. All information provided by the Borrower to the Agent in connection with this Agreement is accurate and complete in all material respects.

8.4	Good Standing.

In each state in which the Borrower does business, it is respectively properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5	No Conflicts.

The Loan Documents do not conflict with any law, obligation or material agreement by which the Borrower is bound.

8.6	Financial Information.

Since the date of the most recent financial statement provided to the Agent, there has been no Material Adverse Change.

8.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which is reasonably likely to impair the Borrower’s financial condition or ability to repay any Loan, except as have been disclosed in writing to the Agent.

8.8	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged except to the extent that the failure to so possess could not reasonably be expected to result in a Material Adverse Change.

8.9	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Agent.

8.10	Financial Statements.

The financial statements and other information provided to the Agent fairly present in all material respects the consolidated financial position of Borrower, including all material contingent liabilities, as of the dates presented therein and the results of operations for the periods presented therein and have been prepared in accordance with GAAP, except, with respect to unaudited interim financial statements.

8.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and the Borrower has paid or caused to be paid all material taxes due, except as have been disclosed in writing to the Agent.

8.12	No Event of Default or Material Adverse Change.

There is no event currently in existence which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.

8.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in Section 9.10 of this Agreement.

8.14	ERISA Plans.

(a)

Each ERISA Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)

There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)	With respect to any Plan subject to Title IV of ERISA:

(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires thirty (30) day notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)

No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

8.15	Location of Borrower.

The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement, or at such other address as the Borrower shall provide to the Agent in writing.

9.	COVENANTS

The Borrower agrees that until all Loans are repaid in full:

9.1	Use of Proceeds.

(a)	The proceeds of each Loan shall be used only for working capital and general corporate purposes.

(b)

The proceeds of each Loan shall not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

9.2	Financial Information of Borrower.

During the term of this Agreement until all Loans and all other Obligations have been repaid in full, the Borrower shall:

(a)	maintain accounting records in accordance with GAAP consistently applied throughout the accounting periods involved, except, with respect to unaudited interim financial statements;

(b)	provide the Agent with such information concerning its business affairs and financial condition (including insurance coverage) as the Agent may reasonably request; and

(c)	without request, provide to the Agent all of the following financial information, in form and content acceptable to the Agent, pertaining to the Borrower:

(i)

Compliance Certificates: No later than (1) fifteen (15) days after the end of each month in connection with the liquidity statements required by subsection (ii) hereof, (2) thirty (30) days after the end of each quarter in connection with the EBITDA covenant in Section 9.3(a) hereof, and (3) ninety (90) days after the fiscal year end in connection with the Minimum Tangible Net Worth covenant in Section 9.3(c) hereof, the Borrower shall provide a certificate, substantially in the form of Exhibit A, executed by the Borrower’s chief financial officer, controller, or other officer or person acceptable to the Agent certifying that the representations and warranties set forth in this Agreement are true and correct as of the date of the certificate and further certifying that, as of the date of the certificate, no Default exists under this Agreement;

(ii)	Monthly Liquidity Statements: Not later than fifteen (15) days after the end of each month, the bank and brokerage statements of the Borrower verifying liquid assets as of the month-end;

(iii)

Monthly Activity-Based Financial Statements: Not later than thirty (30) days after the end of each month, the internally-prepared consolidated Activity-based financial statements, including an income statement;

(iv)	Quarterly GAAP-Based Financial Statements: Not later than seventy-five (75) days after the end of the fiscal quarter of the Borrower ending March

31, 2011, and not later than sixty (60) days after the end of the fiscal quarters of the Borrower ending each June 30, September 30 and March 31 thereafter, the internally-prepared consolidated GAAP-based financial statements, including an income statement and balance sheet;

(v)

Audited Annual Financial Statements: Not later than one hundred eighty (180) days after the end of each fiscal year of the Borrower, the consolidated GAAP-based audited financial statements for the Borrower prepared by a certified public accounting firm acceptable to the Agent;

(vi)	Preliminary Annual Financial Statements: Not later than ninety (90) days after the end of each fiscal year of the Borrower, the preliminary GAAP-based financial statements for the Borrower; and

(vii)	Annual Budget: Not later than ninety (90) days after the end of each fiscal year of the Borrower, an annual budget of the Borrower, which shall include a quarterly Activity-based income statement.

9.3	Financial Covenants.

The Borrower shall maintain the following:

(a)	Minimum Quarterly Activity-based EBITDA.

(i)	For the fiscal quarter ended March 31, 2011 EBITDA shall not be more negative than Seven Million Five Hundred Thousand Dollars (<$7,500,000>);

(ii)	For the fiscal quarter ended June 30, 2011 EBITDA shall not be more negative than Two Million Dollars (<$2,000,000>);

(iii)	For the fiscal quarter ended September 30, 2011 EBITDA shall not be less than Six Million Dollars ($6,000,000);

(iv)	For the fiscal quarter ended December 31, 2011 EBITDA shall not be less than Six Million Dollars ($6,000,000); and

(v)	For the fiscal quarter ended March 31, 2012 and each quarter thereafter EBITDA shall not be less than One Dollar ($1.00).

(b)	Minimum Liquidity Ratio. A ratio of Liquid Assets to Funded Debt of at least 2.00:1.00, measured at the end of each month.

(c)	Minimum Tangible Net Worth. Tangible Net Worth not less than One Dollar ($1.00) at any time, to be tested as of the end of each fiscal year of the Borrower.

9.4	Limitation on Loans to Third Parties.

The Borrower shall not lend money or otherwise extend credit to any third party in excess of Five Hundred Thousand Dollars ($500,000.00) at any one time outstanding except (a) loans existing on the date hereof and disclosed in writing to the Agent, (b) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (c) debt obligations received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (d) receivable of, or prepaid royalties from and other credit obligations of, customers, suppliers and debtors of the Borrower in the ordinary course of business, (e) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower, (f) deposit accounts maintained by the Borrower, (g) leases to customers of solar equipment in the ordinary course of business, (h) loans to subsidiaries of the Borrower to cover operating deficits or other obligations under partnership, membership or similar agreements, and (i) intercompany transactions with Affiliates.

9.5	Other Debts.

The Borrower shall not incur, assume, or have outstanding any indebtedness for borrowed money (including capitalized leases), or guaranty or become a surety or otherwise contingently liable for any obligations of others, except Permitted Indebtedness.

9.6	Other Liens.

The Borrower shall not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest (“Liens”) in any of the Borrower’s property or assets, except (a) Liens arising under the Security Agreement or the other Loan Documents, (b) Liens securing Permitted Indebtedness, (c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, (d) Leases or subleases and non-exclusive licenses or sublicenses granted in the ordinary course of Borrower’s business, (e) Liens existing on the date hereof and disclosed in writing to Agent, (f) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made for the eventual payment thereof if subsequently found payable, (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (j) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (k) Liens on the equity interests of the Borrower’s subsidiaries granted in connection with financing provided to such subsidiary, and (l) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (“Permitted Encumbrances”). The Borrower shall not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the Borrower’s intellectual property, except Permitted Encumbrances, and the Borrower will not agree to grant a negative pledge on any of the Borrower’s intellectual property in favor of any Person other than the Agent.

9.7	Maintenance of Assets.

(a)

The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets, except (i) in the ordinary course of the Borrower’s business, (ii) consisting of Permitted Encumbrances or (iii) of assets not otherwise permitted hereunder in amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year.

(b)

Without the prior affirmative written consent of the Required Lenders, the Borrower shall not sell, convey, transfer, encumber, or dispose of, or permit to be sold, conveyed, transferred, encumbered or disposed, whether voluntarily, involuntarily or otherwise, more than twenty-five percent (25%) of the issued and outstanding capital stock of the Borrower or of a beneficial interest therein to anyone other than existing stockholders.

(c)

The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, as determined in good faith by the Borrower, or enter into any agreement to do so, other than with respect to worn-out or obsolete equipment.

(d)	The Borrower shall not enter into any sale and leaseback agreement covering any of the Collateral, except as permitted by Section 9.7(a).

(e)

The Borrower shall maintain and preserve all of its rights, privileges, and franchises that it now has, except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change.

(f)	The Borrower shall make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition, ordinary wear and tear excepted.

9.8	Limitation on Acquisitions and Change in Control.

The Borrower shall not acquire assets or capital stock of another company, except for Permitted Acquisitions or acquisitions of capital stock of subsidiaries and shall not merge or consolidate, except in connection with a Permitted Acquisition where Borrower is the surviving entity, liquidate, dissolve or wind up its affairs, sell, transfer, lease or otherwise dispose of a substantial part of its property (other than in the ordinary course of its business) or enter into or engage in any operation or activity materially different from that presently being conducted as of the dated of this Agreement, other than operations or activities reasonably related or incidental thereto.

9.9	Notices to Agent.

The Borrower shall promptly notify the Agent in writing of:

(a)	Any lawsuit over Five Hundred Thousand Dollars ($500,000.00) against the Borrower.

(b)	Any substantial dispute between any governmental authority and the Borrower.

(c)	Any Default or Event of Default under this Agreement or any other Loan Document.

(d)	Any Material Adverse Change with respect to the Borrower.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any Permitted Acquisition.

9.10	Insurance.

(a)

General Business Insurance. The Borrower shall maintain insurance satisfactory to the Agent as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business or for the Collateral, it being agreed that insurance acceptable to the Agent at closing will continue to be acceptable to the Agent. Each policy shall provide for at least thirty (30) days prior notice to the Agent of any cancellation thereof.

(b)	Evidence of Insurance. Upon the request of the Agent, to deliver to the Agent a copy of each insurance policy, or, if permitted by the Agent, a certificate of insurance listing all insurance in force.

(c)	Lender’s Loss Payee. The Borrower shall name the Agent as lender’s loss payee on each insurance policy required hereunder.

9.11	Compliance with Laws.

The Borrower shall comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the

Borrower’s business, except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Change. The Lenders shall have no obligation to make any Loan to the Borrower, except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Lenders in complying with all such applicable laws and regulations.

9.12	ERISA Plans.

The Borrower shall promptly during each year, pay and cause to be paid contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Agent within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

9.13	ERISA Plans - Notices.

The Borrower shall with respect to a Plan subject to Title IV of ERISA, give prompt written notice to the Agent of:

(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires thirty (30) days notice.

(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

9.14	Books and Records.

The Borrower shall maintain books and records sufficient to prepare financial statements in accordance with GAAP.

9.15	Audits.

The Borrower shall allow the Agent and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time, limited to once per year unless an Event of Default or Material Adverse Change has occurred. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower shall, at the Agent’s request, authorize that third party to permit the Agent or its agents to have access to perform inspections or audits and to respond to the Agent’s and the Lender’s requests for information concerning such properties, books and records.

9.16	Guaranties.

The Borrower shall cause each Guarantor to execute and deliver a Guaranty in form and substance satisfactory to the Agent in compliance with Section 6.1.

9.17	Cooperation.

The Borrower shall take any action reasonably requested by the Agent to carry out the intent of this Agreement.

10.	DEFAULT AND REMEDIES

If any of the following Events of Default occurs and the Required Lenders have not waived such Event of Default in writing, with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire Indebtedness immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Lender have no obligation to make any Loan or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Agent, on behalf of the Lenders, shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, including the Loan Documents, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under Section 10.5 below, with respect to the Borrower, then the entire Indebtedness outstanding under this Agreement shall automatically be due immediately.

The occurrence of any one or more of the following events shall constitute an Event of Default:

10.1	Failure to Pay.

The Borrower fails to make any payment of principal under this Agreement when due or any other payment within five (5) days of when due.

10.2	Default under Other Loan Documents.

After giving effect to any applicable cure or grace period, any default occurs under the other Loan Documents or any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any Guarantor purports to revoke or disavow any of the Loan Documents or any default occurs under any other Indebtedness owed to the Agent by the Borrower or any of the Borrower’s Affiliates.

10.3	Cross-default.

After giving effect to any applicable cure or grace period, any default occurs under any agreement in connection with any credit or Indebtedness the Borrower or any of the Borrower’s Affiliates has obtained from anyone else or which the Borrower or any of the Borrower’s Affiliates has guaranteed, in each case, in an amount at or greater than Five Hundred Thousand Dollars ($500,000.00), other than any indebtedness consisting of non-recourse loans to Affiliates that are special purpose entities.

10.4	False Information.

Any representation or warranty made by the Borrower herein or any certificate delivered pursuant hereto, or any financial statement delivered to the Agent hereunder, shall prove to have been false in any material respect as of the time when made or given.

10.5	Insolvency.

The Borrower shall: (a) become insolvent, or (b) be unable, or admit in writing its inability to pay its debts as they mature, or (c) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property, or (d) become the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, or (e) become the subject of a creditor’s petition for liquidation, reorganization or to effect a plan or other arrangement with creditors, or (f) apply to a court for the appointment of a custodian or receiver for any of its assets, or (g) have a custodian or receiver appointed for any of its assets (with or without its consent), or (h) have assets in excess of One Hundred Thousand Dollars ($100,000.00) garnished, seized or forfeited, or threatened with garnishment, seizure or forfeiture, or (i) otherwise become the subject of any insolvency proceedings or propose or enter into any formal or informal composition or arrangement with its creditors.

10.6	Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) or more in excess of any insurance coverage.

10.7	Judgments.

Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000.00) or more in excess of any insurance coverage that remains unpaid or unstayed for more than thirty (30) days.

10.8	Material Adverse Change.

Any material adverse change occurs on (a) the assets, liabilities, financial condition, business or operations of the Borrower from those reflected in the most current financial statements provided by the Borrower to the Agent or from the facts represented or warranted in this Agreement, any other Loan Document or any other document delivered to the Agent pursuant to this Agreement, (b) the ability of the Borrower to carry out its respective business as of the closing date or to meet or perform its Obligations under this Agreement or any of the other Loan Documents on a timely basis, (c) the amount which the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in a liquidation of the collateral, taken as a whole, granted, mortgaged, assigned or pledged to the Agent for the benefit of the Lenders under the Loan Documents, or (d) the existing tax equity funding arrangements that negatively affect the Borrower in a material respect.

10.9	Security Agreement.

The Borrower fails to comply with any representation, warranty or covenant set forth in the Security Agreement and such failure is not cured within thirty (30) days.

10.10	Guaranties.

The Borrower fails to cause any Guarantor to execute and deliver a Guaranty in form and substance satisfactory to the Agent in compliance with Section 6.1.

10.11	Collateral Defaults.

(a)	The Borrower transfers or disposes of any of the Collateral, except as permitted by this Agreement or the Security Agreement; or

(b)	There occurs any attachment, execution or levy on any of the Collateral.

10.12	Government Action.

Any government authority takes action that the Required Lenders believe materially and adversely affects the Borrower’s financial condition or ability to repay.

10.13	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Required Lenders, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.14	Unenforceability of any Loan Document.

This Agreement or any other Loan Document shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or be declared null and void, or be revoked or terminated other than as permitted hereunder, or the validity or enforceability thereof or hereof shall be contested by the Borrower or any shareholder of the Borrower, or the Borrower shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be, other than pursuant to a termination in accordance with its terms.

10.15	Other Breach under this Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure by the Borrower to comply with any covenants set forth in Article 9 of this Agreement, whether such failure is evidenced by financial statements delivered to the Agent or is otherwise known to the Borrower or any Lender. If, in the Required Lenders’ opinion, the breach is capable of being remedied, the breach shall not be considered an Event of Default under this Agreement for a period of thirty (30) days after the date on which the Agent gives written notice of the breach to the Borrower.

11.	THE AGENT

11.1	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints U.S. Bank National Association to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

11.2	Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

11.3	Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Guarantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article 10 and Section 12.4) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Borrower, a Guarantor or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

11.4	Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5	Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 11 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Agent.

11.6	Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in California, or an Affiliate of any such bank with an office in California. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

11.7	Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

12.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1	Conclusiveness of Statements.

Determinations and statements of the Agent pursuant to Sections 6.2 and 6.3 shall be rebuttably presumptive evidence of the correctness of the determinations and statements and shall be conclusive absent manifest error.

12.2	Obligation of the Lenders to Mitigate.

Each of the Lenders agrees that, as promptly as practicable after the officer of the such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would entitle the Lender to receive payments under Section 6.3, it will, to the extent not inconsistent with the internal policies of the Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain the Loans through another lending office of the Lender, or (b) take such other measures as the Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to the Lender pursuant to Section 6.3, would be materially reduced and if, as determined by the Lender in its sole discretion, the making, issuing, funding or maintaining of such commitment or any Loan through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such commitment or the Loans or the interests of the Lender.

12.3	Survival of Provisions.

The provisions of Sections 6.2 and 6.3 shall survive the obligation of the Lenders to extend credit under this Agreement and the repayment of the Loans; provided that the Borrower shall not be under any obligation to compensate any Lender under Sections 6.2 and 6.3 above with respect to increased costs or reductions arising from any period prior to the date that is six (6) months prior to the date of such demand by the Lender if the Lender knew or could reasonably have been expected to be aware of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive.

12.4	Amendments, Waivers and Release of Collateral.

Neither this Agreement, nor any of the Notes, nor any of the other Loan Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may the Borrower or any Guarantor be released except in accordance with the provisions of this Section 12.4. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower or any Guarantor written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower or any Guarantor hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)

reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 3.3 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or forgive any principal, interest or fee payable hereunder, or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii)	increase the amount of any Lender’s Revolving Commitment without the written consent of each Lender affected thereby; or

(iii)	amend, modify or waive any provision of this Section 12.4 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iv)	amend, modify or waive any provision of Article 11 without the written consent of the Agent; or

(v)	release the Borrower or a substantial portion of the Guarantors from their obligations hereunder or under the Guaranty, without the written consent of all of the Lenders; or

(vi)	release all or substantially all of the Collateral without the written consent of all of the Lenders; or

(vii)	subordinate the Loans to any other Indebtedness without the written consent of all of the Lenders; or

(viii)	permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or other Loan Documents without the written consent of all of the Lenders; or

(ix)

amend, modify or waive any provision of the Loan Documents requiring consent, approval or request of the Required Lenders or all Lenders without the written consent of all of the Required Lenders or Lenders as appropriate;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent shall in any event be effective, unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrower, any Guarantors, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrower or any Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.

12.5	Payment of Expenses and Taxes; Indemnification.

The Borrower agrees (a) to pay or reimburse the Agent and the Lenders for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Agent and the Lenders, (b) to pay or reimburse each Lender and the Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), (c) on demand, to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Loan Documents and any such other documents and the use, or proposed use, of proceeds of the

Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrower shall not have any obligation hereunder to the Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender, as determined by a court of competent jurisdiction. The agreements in this Section 12.5 shall survive repayment of the Loans, Notes and all other amounts payable hereunder.

(a)

Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (to the extent such Related Party is acting in the capacity of the Agent), each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than any such amounts related to fees, time charges and disbursements of attorneys who may be employees of the Agent); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party acting for the Agent (or any such sub-agent).

(b)	Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

12.6	Adjustments; Set-off.

(a)

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)

the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower and any Guarantor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each the Borrower and any Guarantor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Guarantor in the amount of such participation.

(b)

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or such Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Guarantor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.7	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Agent and all financial covenants shall be made under GAAP, consistently applied, except with respect to unaudited interim financial statements.

12.8	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California. To the extent that the Agent and the Lenders have greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Agent or such Lenders of such rights and remedies as may be available under federal law.

12.9	Successors and Assigns.

(a)

Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in form reasonably acceptable to the Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender shall either be in an amount equal to the entire applicable outstanding commitment or outstanding credit exposure of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the outstanding commitment or outstanding credit exposure (if the commitment has been terminated) subject to the assignment, determined as of the date of such assignment.

(b)

On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the commitment and outstanding credit exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent; provided that such Lender shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Borrower’s obligations and termination of the applicable agreement). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations.

(c)

The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender or an Affiliate of a Lender, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender or an Affiliate of a Lender. Any consent required under this Section shall not be unreasonably withheld or delayed.

12.10	Waiver of Jury Trial.

EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER THE AGENT, ANY LENDER OR THE BORROWER AGAINST THE OTHER.

12.11	Judicial Reference.

(a)	The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 12.10 of this Agreement, but the

California Supreme Court has held that pre-dispute Jury Trial Waivers not authorized by statute are unenforceable. This Reference Provision shall be applicable until:

(i)	the California Supreme Court holds that a pre-dispute Jury Trial Waiver provision similar to that set forth herein is valid or enforceable; or

(ii)	the California Legislature enacts a statute which becomes law, authorizing pre-dispute Jury Trial Waivers of the type set forth herein and, as a result, such waivers become enforceable.

(b)

Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, for purposes of this Section, a “Claim”) between the parties arising out of or relating to this Agreement, the Loan Documents, a Swap Contract or any other document, instrument or agreement between the Agent and the Borrower (collectively in this Section, the “Documents”), shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Documents, venue for the reference proceeding shall be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”).

(c)

The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

(d)

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)	The referee shall have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(f)

Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter shall be used at any hearing conducted before the referee, and the referee shall be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally share the cost of the referee and the court reporter at trial.

(g)

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California shall be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that shall be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(h)

If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure shall be resolved and determined by arbitration. The arbitration shall be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION SHALL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR

HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE DOCUMENTS.

12.12	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of this Agreement may be enforced. Each Lender retains all rights, even if it makes a Loan after Default. If the Required Lenders waive a Default, they may enforce a later Default. Any consent or waiver under this Agreement must be in writing.

12.13	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Agent, the Lenders and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Agent, the Lenders and the Borrower concerning this credit; and

(c)	are intended by the Agent, the Lenders and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement shall prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to the Notes, as now in effect or as hereafter amended, renewed, or restated.

12.14	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Agent, the Lenders and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Agent, the Lenders and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (a) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (b) if telecopied, when transmitted, or (c) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

12.15	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.16	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 7, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.17	Confidentiality.

Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received in writing from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

12.18	Acknowledgments.

The Borrower hereby acknowledges that

(a)     it has been advised by counsel in the negotiation, execution and delivery of each Loan Document; and

(b)     neither the Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Guarantor arising out of or in connection with this Agreement and the relationship between Agent and Lenders, on one hand, and the Borrower and any Guarantor, on the other hand, in connection herewith is solely that of debtor and creditor.

12.19	USA Patriot Act Notice.

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains an advance. Each Lender shall ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. Each Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

[The remainder of this page is intentionally left blank]

This Agreement is executed as of the date stated at the top of the first page.

U.S. Bank National Association as Agent and a Lender		SolarCity Corporation as Borrower

By:	/s/ Cecilia Person	By:	/s/ David White
	Cecilia Person		David White
	Vice President and Portfolio Manager		Chief Financial Officer

Notice address:	Notice address:
One California Street, Suite 2100	3055 Clearview Way
San Francisco, CA 94111	San Mateo, CA 94402
Phone: (415) 273-5206	Email: contracts@solarcity.com
Facsimile: (415) 273-5212	Facsimile: (650) 560-6182
Attention: Cecilia Person	Attention: General Counsel

Bridge Bank as a Lender

By:
Name
Title

Notice address:

SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT

SCHEDULE 1

PERMITTED INDEBTEDNESS

SolarCity Corporation
Current Indebtedness
As of March 31, 2011

Non Vehicle Notes Payable as of 3/31/2011

Microsoft Licenses	$ 89,711.60
IBM Credit	$ 52,781.26
Compellent Credit	$ 36,853.63
$ 179,346.49

Vehicles Notes Payable as of 3/31/2011

Chrysler	$ 357,152.06
Mercedes Benz	$ 518,218.34
Ford Credit	$ 101,676.28
Wells Fargo Bank	$ 25,242.24
Toyota	$ 496,584.97
$ 1,498,873.89

Total Indebtedness	$ 6,173,408.38

SCHEDULE 1

SCHEDULE 2.1(A)

REVOLVING CREDIT COMMITMENTS

Lenders	Revolving Committed Amount	Revolving Commitment Percentage
U.S. Bank National Association	$15,000,000	100%

SCHEDULE 2.1(A)

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [                    ]

To: U.S. Bank National Association

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of April 1, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among SolarCity Corporation, a Delaware corporation (the “Borrower”) and U.S. Bank National Association, as Agent and a Lender (the “Agent”) and the other Lenders party thereto. Capitalized terms defined in the Agreement are used herein with their defined meanings.

The undersigned hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Agent on the behalf of the Borrower, and that:

1.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the financial statements delivered for the period ended [                        ].

2.        A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Agreement, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Agreement applicable to it.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3.        The representations and warranties of the Borrower contained in Article 8 of the Agreement, or which are contained in any document furnished at any time under or in connection with the Agreement, are true and correct, in each case, on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

EXHIBIT A-1

4.        The financial covenant analyses and information set forth on Annex 1 attached hereto are true and accurate on and as of the date of this Certificate.

5.        Attached hereto as Annex 2 are the [monthly liquidity statements] [quarterly activity-based financial statements] [quarterly GAAP-based financial statements] [audited annual financial statements] [preliminary annual financial statements] [annual budget] required by Section 9.2 of the Agreement for the [month] [fiscal year] [quarterly period] of the Borrower ended as of                     , 20    , together with the [report] and [opinion of an independent certified public accountant] required by such section. Such consolidated financial statements are fairly stated in all material respects when considered in relation to the consolidated [annual] [quarterly] financial statements of the Borrower.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

SolarCity Corporation

By:

Name:

Title:

EXHIBIT A-2

ANNEX 1

TO THE COMPLIANCE CERTIFICATE

($ In 000’S)

For the period of [one] [two] [four] [consecutive] fiscal quarters ended              (such period, the “Test Period” and such date, the “Statement Date”).

1.	Section 9.3(a)– Minimum Quarterly Activity-based EBITDA: Tested at the end of each fiscal quarter.

For the fiscal quarter ended March 31, 2011 EBITDA shall not be more negative than Seven Million Five Hundred Thousand Dollars (<$7,500,000>);

For the fiscal quarter ended June 30, 2011 EBITDA shall not be more negative than Two Million Dollars (<$2,000,000>);

For the fiscal quarter ended September 30, 2011 EBITDA shall not be less than Six Million Dollars ($6,000,000);

For the fiscal quarter ended December 31, 2011 EBITDA shall not be less than Six Million Dollars ($6,000,000); and

For the fiscal quarter ended March 31, 2012 and each quarter thereafter EBITDA shall not be less than One Dollar ($1.00).

2.	Section 9.3(b)- Minimum Liquidity Ratio: Tested at the end of each month.

Minimum Liquidity Ratio of not less than 2.00:1.00.

3.	Section 9.3(c)– Minimum Tangible Net Worth: Tested at the end of each fiscal year.

For the fiscal year ended December 31, 2011 and for all fiscal years thereafter until the Termination Date Tangible Net Worth shall not be less than One Dollar ($1.00).

EXHIBIT A-3

ANNEX 2

TO THE COMPLIANCE CERTIFICATE

[Please attach financial statements]

EXHIBIT A-4

EXHIBIT B

FORM OF NOTE

$[Revolving Commitment]	April 1, 2011

FOR VALUE RECEIVED, SolarCity Corporation, a corporation organized under the laws of the State of Delaware (the “Borrower”), absolutely and unconditionally promises to pay to the order of [Name of Lender], a                                          organized under the laws of                                          (the “Lender”) the lesser of (a)          Million and No/100 Dollars ($        ) and (b) the aggregate unpaid principal amount of each Loan (as defined in that certain Revolving Credit Agreement dated as of April 1, 2011 between the Borrower, U.S. Bank National Association, as Agent, and the Lender, as the same may be amended from time to time, the “Agreement”) made by the Lender to the Borrower pursuant to the Agreement on the Termination Date (as defined in the Agreement) or at such earlier time as may be required by the Agreement. The Borrower promises to pay interest on the unpaid principal amount of each Loan on the dates and at the rate or rates provided for in the Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds in accordance with the invoices sent from the Lender.

All Loans made by the Lender, the maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each Loan then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Agreement.

This Obligation (as defined in the Agreement) is the Note referred to in the Agreement.

Reference is made to the Agreement for provisions relating to the prepayment hereof, for payment hereof and the acceleration of the maturity hereof. If the Lender accelerates the Loans pursuant to Article 10 of the Agreement upon the occurrence of an Event of Default (as defined in the Agreement) notwithstanding the scheduled maturity date of such Loan as reflected on the Loan Schedule attached to this Note, this Note shall automatically be accelerated, and the Borrower shall immediately make payment on this Note in an amount sufficient to pay all of the principal of and interest on the Loans then due in accordance with the Agreement.

Reference is made to the Agreement and the Security Documents (as defined in the Agreement) and to all amendments thereto for the provisions, among others, with respect to the nature and extent of the security for this Note, the rights, duties and obligations of the Borrower and the Lender and the rights of the holder of this Note, and to all the provisions of which the holder hereof by the acceptance of this Note assents.

The Borrower hereby waives presentment for payment, demand, protest, notice of protest, notice of dishonor and all defenses on the grounds of extension of time of payment for the payment hereof which may be given (other than in writing) by the Lender to the Borrower.

EXHIBIT B-1

This Note shall be governed by and construed in accordance with the laws of the State of California. To the extent that the Lender has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Lender of such rights and remedies as may be available under federal law.

IN WITNESS WHEREOF, the Borrower caused this Note to be executed in its name and on its behalf by a duly authorized officer, all as of April 1, 2011.

SolarCity Corporation,
a Delaware corporation

By:
David White, Chief Financial Officer

EXHIBIT B-2

EXHIBIT C

FORM OF SECURITY AGREEMENT

DATE:	as of April 1, 2011
Organization I.D. 4178768

DEBTOR:	SolarCity Corporation, a Delaware corporation
3055 Clearview Way
San Mateo, CA 94402

SECURED PARTY:	U.S. Bank National Association, as Agent
One California Street, Suite 2100
San Francisco, CA 94111

1.      Security Interest and Collateral.  Concurrently herewith, Debtor and Secured Party are entering into that certain Revolving Credit Agreement of even date herewith (the “Credit Agreement”) (terms used but not defined herein shall have the meanings given such terms under the Credit Agreement), pursuant to which Debtor is the borrower and Secured Party is the agent (the “Agent”) for the lenders party to the Credit Agreement (the “Lenders”), and pursuant to which Debtor has issued to Lenders secured promissory notes in the aggregate principal amount of the Revolving Committed Amount. To secure the obligations of Debtor to Secured Party, as Agent for the Lenders, pursuant to the Credit Agreement and the performance of every liability and obligation of every type and description that Debtor may now or at any time hereafter owe to Secured Party and the Lenders under the Credit Agreement, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is absolute or contingent, liquidated or unliquidated, or sole, joint, several or joint and several (all such debts, liabilities and obligations and any amendments, extensions, renewals or replacements thereof collectively referred to herein as the “Obligations”), Debtor hereby grants Secured Party, as Agent for the benefit of the Lenders, a first priority security interest (the “Security Interest”), subject to Permitted Encumbrances, in all assets of the Borrower, and as governed by the Uniform Commercial Code as may be in effect in the State of California from time to time (the “UCC”), including without limitation the following (the “Collateral”):

A.      Inventory:   All inventory of Debtor, whether now owned or hereafter acquired and wherever located and other tangible personal property held for sale or lease or furnished or to be furnished under contracts of service or consumed in Debtor’s business, and all goods of Debtor, whether now owned or hereafter acquired and wherever located, including without limitation all computer programs embedded in goods, and all other Inventory and Goods of the Debtor, as such terms may be defined in the UCC;

B.      Equipment:  All equipment of Debtor, whether now owned or hereafter acquired and wherever located, including but not limited to all present and future equipment, machinery, tools, motor vehicles, trade fixtures, furniture, furnishings, office and recordkeeping equipment and all goods for use in Debtor’s business and all other Equipment of the Debtor, as such term may be defined in the UCC, together with all parts, equipment and attachments relating to any of the foregoing;

EXHIBIT C-1

C.      Accounts, Contract Rights and Other Rights to Payment:  Each and every right of Debtor to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease, license, assignment or other disposition of goods or other property by Debtor, out of a rendering of services by Debtor, out of a loan by Debtor, out of the overpayment of taxes or other liabilities of Debtor, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which Debtor may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; all including but not limited to all present and future debt instruments, chattel paper, accounts, license fees, contract rights, loans and obligations receivable and tax refunds and all other Accounts of the Debtor, as such term may be defined in the UCC;

D.      Instruments:   All instruments, chattel paper, letters of credit or other documents of Debtor, whether now owned or hereafter acquired, including but not limited to promissory notes, drafts, bills of exchange and trade acceptances; all rights and interests of Debtor, whether now existing or hereafter created or arising, under leases (where Debtor is the lessor), licenses or other contracts, in each case where assignment for security purposes is not expressly prohibited by the terms of such instruments and all other Instruments of the Debtor, as such term may be defined in the UCC;

E.      Deposit Accounts and Investment Property:  All right, title and interest of Debtor in all deposit and investment accounts maintained with any bank, savings and loan association, broker, brokerage, or any other financial institution, together with all monies and other property deposited or held therein, including, without limitation, any checking account, savings account, escrow account, savings certificate and margin account, and all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts, and commodity accounts and all other Deposit Accounts and Investment Property of the Debtor, as such terms may be defined in the UCC;

F.      General Intangibles:   All general intangibles of Debtor, whether now owned or hereafter acquired, including, but not limited to, good will, tradenames, customer lists, permits and franchises, software, all licenses of any of the foregoing and the right to use Debtor’s name, and any and all membership interests, governance rights, and financial rights in each and every limited liability company, and all payment intangibles and all other General Intangibles of the Debtor, as such term may be defined in the UCC;

G.      Chattel Paper:   All Chattel Paper of the Debtor, whether tangible or electronic, as such term may be defined in the UCC; and

H.      Supporting Obligations, Embedded Software, etc.:  All of Debtor’s rights, whether now existing or hereafter acquired, in promissory notes, documents, embedded software, letter of credit rights and supporting obligations (and security interests and liens securing them) as such terms may be defined in the UCC;

EXHIBIT C-2

together with all substitutions and replacements for and products of any of the foregoing property and proceeds of any and all of the foregoing property together with (i) all accessories, attachments, parts, equipment, accessions and repairs and embedded software now or hereafter attached or affixed to or used in connection with any such goods, (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods, and (iii) all books and records of Debtor related to the Collateral.

Notwithstanding the foregoing or anything to the contrary contained in the Credit Agreement, the Collateral shall not include: (i) vehicles subject to a lien under that certain Term Loan Agreement, dated as of January 24, 2011, by and between Debtor and Secured Party; (ii) any property (including any accessions, additions, replacements or substitutions) that is subject to a Permitted Encumbrance if the written agreement between Debtor and the holder of such Permitted Encumbrance prohibits the incurring or existence of Secured Party’s Lien against such property and, if so, only for so long as such prohibition remains in effect; (iii) any equity interests in any Project Subsidiary; or (iv) any intellectual property of the Debtor.

2.      Representations, Warranties and Agreements.  Debtor represents, warrants and agrees that:

a.      Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the State of Delaware has been Debtor’s state of organization since the date of Debtor’s organization. Debtor has full power and authority to execute this Security Agreement (this “Agreement”), to perform Debtor’s obligations hereunder and to subject the Collateral to the Security Interest. Debtor’s organizational identification number is the number shown at the beginning of this Agreement.

b.      Debtor’s chief place of business is, located at the address shown at the beginning of this Agreement or such other address provided to the Secured Party in writing. Debtor’s records concerning its accounts and contract rights are kept at such address. The Collateral is located at the address shown at the beginning of this Agreement and at all addresses listed on Schedule 1 attached hereto, or such other address provided to the Secured Party in writing, and there are no other locations where any of the Collateral may be kept. Debtor will give at least thirty (30) days’ advance written notice to Secured Party of any change in Debtor’s jurisdiction of organization or chief place of business and any change in or addition of any Collateral location. Debtor will take all such actions as Secured Party may reasonably request to permit Secured Party to establish and perfect the Security Interest in all jurisdictions Secured Party deems necessary, including but not limited to the execution, delivery or endorsement of any and all instruments, documents, assignments; security agreements and other agreements and writings that Secured Party may at any time reasonably request in order to secure, protect, perfect or enforce the Security Interest and Secured Party’s rights under this Agreement.

c.      Debtor has (or will have at the time Debtor acquires rights in Collateral hereafter arising) absolute title to each item of Collateral free and clear

EXHIBIT C-3

of all security interests, liens and encumbrances, other than Permitted Encumbrances. Debtor will keep all Collateral free and clear of all security interests, liens and encumbrances except the Security Interest and other Permitted Encumbrances, and will defend the Collateral against all claims or demands of all persons other than Secured Party and holders of Permitted Encumbrances. The Debtor shall not create, incur, assume or permit to exist any mortgage, pledge, encumbrance or other lien or levy upon or security interest in any of the Debtor’s intellectual property, except Permitted Encumbrances, and Debtor will not agree to grant a negative pledge on any of the Debtor’s intellectual property in favor of any Person other than the Secured Party. Debtor will promptly pay or properly and timely contest all material taxes and other governmental charges levied or assessed upon or against any Collateral or upon or against the creation, perfection or continuance of the Security Interest.

d.     Until the Obligations are satisfied in full, Debtor will not, without the prior written consent of the Secured Party, sell any of the Collateral or enter into any agreement that is inconsistent with Debtor’s obligations or Secured Party’s rights under this Agreement, except that Debtor may sell or discard the Collateral to the extent permitted under the Credit Agreement. Debtor further agrees that it will not take any action, or permit any action to be taken by others under its control, or fail to take any action that would adversely affect the validity of the Secured Party’s rights in the Collateral or enforcement of Secured Party’s rights in the Collateral.

e.     This Agreement has been duly and validly authorized by all necessary action by Debtor.

f.      Debtor will keep preserve and protect all Collateral in good order and condition, ordinary wear and tear excepted.

g.     Debtor will at all reasonable times permit Secured Party or its respective representatives to examine or inspect any Collateral, wherever located, and to examine, inspect and copy Debtor’s books and records pertaining to the Collateral and its business and financial condition up to one time per year unless an Event of Default or Material Adverse Change has occurred.

h.     If Secured Party at any time so requests after the occurrence of an Event of Default, Debtor will promptly transfer to Secured Party any instrument, document, chattel paper or bill of lading constituting the Collateral, duly endorsed or assigned by Debtor to Secured Party to be held as Collateral.

i.      Debtor will keep accurate and complete records pertaining to the Collateral and submit to Secured Party such periodic reports concerning the Collateral as Secured Party may from time to time reasonably request.

j.      Debtor will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, and such other risks

EXHIBIT C-4

and in such amounts as Secured Party may reasonably request, with any loss payable to Secured Party.

k.      Debtor will pay when due or reimburse Secured Party on demand for all costs of collection of any of the Obligations and all other out-of-pocket expenses (including all reasonable attorneys’ fees) incurred by Secured Party in connection with the creation, perfection, satisfaction, protection, defense or enforcement of the Security Interest or the creation, continuance, protection, defense or enforcement of this Agreement or any or all of the Obligations, including expenses incurred in any litigation or bankruptcy or insolvency proceedings.

l.       The Collateral will be used exclusively for business purposes.

m.     To Borrower’s knowledge and except as disclosed to Secured Party in writing, all rights to payment and all instruments, documents, chattel papers, bills of lading and other agreements constituting or evidencing Collateral are (or will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, set-off or counterclaim (other than those arising in the ordinary course of business) of each account debtor or other obligor named therein or in Debtor’s records pertaining thereto as being obligated to pay such obligation. Debtor will not agree to any modification, amendment or cancellation of any such obligation without Secured Party’s prior written consent except discounts provided by Debtor in the ordinary course of business, and will not subordinate any such right to payment to claims of other creditors of such account debtor or other obligor.

n.      Debtor will promptly notify Secured Party of any material loss of or damage to any Collateral or of any adverse change in the prospect of payment of any material sums due on or under any instrument, chattel paper, bill of lading, account or contract right constituting Collateral.

o.      Debtor will from time to time execute such financing statements or control agreements as Secured Party may reasonably deem necessary in order to perfect the Security Interest and, if any Collateral is covered by a certificate of title, execute such documents as may be required to have the Security Interest properly noted on a certificate of title. In addition, Debtor authorizes Secured Party to file any financing statement Secured Party deems necessary, describing any liens held by Secured Party. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Secured Party may determine, in its reasonable discretion, is necessary to ensure the perfection of the Security Interest, including, without limitation, describing such property as “all assets” or “all personal property.”

EXHIBIT C-5

p.      Debtor will not use or keep any Collateral, or permit it to be used or kept, for any unlawful purpose or in violation of any federal, state or local law, statute or ordinance.

q.      If Debtor at any time fails to perform or observe any agreement contained in this Section 2, and if such failure shall continue for a period of thirty (30) calendar days after Secured Party gives Debtor written notice thereof, Secured Party may (but need not) perform or observe such agreement on behalf and in the name, place and stead of Debtor (or, at Secured Party’s option, in Secured Party’s own name) and may (but need not) take any and all other actions that Secured Party may reasonably deem necessary to cure or correct such failure. Debtor shall pay Secured Party on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees) incurred by Secured Party in connection with or as a result of Secured Party’s performing or observing such agreements or taking such actions, together with interest thereon from the date expended or incurred by Secured Party at the highest rate then applicable to any of the Obligations. To facilitate the performance or observance by Secured Party of such agreements of Debtor (in the event Debtor does not cure any such failure during the above-described thirty (30) day period), Debtor hereby irrevocably appoints (which appointment is coupled with an interest) Secured Party, or its delegate, as the attorney-in-fact of Debtor with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file, in the name and on behalf of Debtor, any and all instruments, documents, financing statements, and other agreements and writings required to be obtained, executed, delivered or endorsed by Debtor under this Section 2.

3.      Account Verification and Collection Rights of Secured Party.  Secured Party shall have the right to verify any accounts in the name of Debtor or in Secured Party’s own name; and Debtor, whenever requested pursuant to the terms of this Section, shall furnish Secured Party with duplicate statements of the accounts, which statements may be mailed or delivered by Secured Party for that purpose. Secured Party may at any time after the occurrence of an Event of Default notify any account debtor, or any other person obligated to pay any amount due, that such chattel paper, account, or other right to payment has been assigned or transferred to Secured Party for security and shall be paid directly to Secured Party. If Secured Party so requests at any time after the occurrence of an Event of Default, Debtor will so notify such account debtors and other obligors in writing and will indicate on all invoices to such account debtors or other obligors that the amount due is payable directly to the Secured Party. At any time after the Secured Party or Debtor gives such notice to an account debtor or other obligor, Secured Party may (but need not), in Secured Party’s respective own names or in Debtor’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such chattel paper, account, or other right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.

4.      Events of Default.   The occurrence of any of the following shall, at the sole option of the Secured Party, be an Event of Default: any “Event of Default” (as defined in such

EXHIBIT C-6

agreement) by Debtor under the Credit Agreement or any other agreement evidencing the Obligations, which default is not cured within any grace period granted with respect to such default or, if no specific grace period is granted with respect to such default, where such default is not cured within five (5) business days after written notice thereof from Secured Party.

5.      Remedies upon Event of Default.  Upon the occurrence of an Event of Default and at any time thereafter, unless the Secured Party, upon the written direction of the Required Lenders, has waived such Event of Default in writing, the Secured Party may exercise any one or more of the following rights and remedies, with the written consent of the Required Lenders:

a.      Declare all Obligations to be immediately due and payable, which shall then be immediately due and payable, without presentment or other notice or demand;

b.      Exercise and enforce any or all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including but not limited to the right to take possession of any Collateral, proceeding without judicial process if permitted by law or by judicial process, and the right to use, sell, lease or otherwise dispose of any or all of the Collateral, and in connection therewith, Secured Party may require Debtor to make the Collateral available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to all parties, and if notice to Debtor of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8(A)) at least ten (10) business days prior to the date of intended disposition or other action; or

c.      Exercise or enforce any or all other rights or remedies available to a secured party by law or agreement against the Collateral, including specifically the right to use the Collateral, against Debtor or against any other person or property.

All rights and remedies of Secured Party shall be cumulative and may be exercised singularly or concurrently, at Secured Party’s option, and the exercise or enforcement of any one such right or remedy shall neither be a condition to nor bar the exercise or enforcement of any other.

6.      Other Personal Property.  Unless at the time the Secured Party takes possession of any tangible Collateral, or within seven (7) days thereafter, Debtor gives written notice to Secured Party of the existence of any goods, papers or other property of Debtor, not affixed to or constituting a part of such Collateral, but which are located or found upon or within such Collateral, Secured Party shall not be responsible or liable to Debtor for any action taken or omitted by or on behalf of Secured Party with respect to such property without actual knowledge of the existence of any such property or without actual knowledge that it was located or to be found upon or within such Collateral.

7.      Insurance.  Debtor hereby agrees to name Secured Party as a lender loss payee with respect to any all property policies of insurance covering the Collateral. So long as no

EXHIBIT C-7

Event of Default under the Credit Agreement or this Agreement has occurred, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute an Event of Default under the Credit Agreement or this Agreement, Secured Party shall allow Debtor to use the insurance proceeds for repair or replacement of the Collateral. After the occurrence of an Event of Default, Secured Party may (but need not), in Secured Party’s name or in Debtor’s name, execute and deliver proofs of claim, receive all such moneys, endorse checks and other instruments representing payment of such moneys, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

8.      Miscellaneous.

This Agreement can be waived, modified, amended, terminated or discharged, and the Security Interest can be released, only explicitly in a writing signed by Secured Party; provided that Secured Party shall release the Security Interest upon satisfaction in full of all the Obligations. A waiver signed by Secured Party shall be effective only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any of Secured Party’s rights or remedies.

a.      All notices to be given to Debtor shall be deemed sufficiently given if delivered or mailed by registered or certified mail, postage prepaid, to Debtor at its address set forth above or at such other address as Debtor may subsequently provide to Secured Party.

b.      Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if Secured Party exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Debtor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

c.      This Agreement shall be binding upon and inure to the benefit of Debtor and Secured Party and their respective successors and assigns and shall take effect when signed by Debtor and delivered to the Secured Party, and Debtor waives notice of Secured Party’s acceptance hereof.

d.      A carbon, photographic or other reproduction of this Agreement or of any financing statement signed by Debtor shall have the same force and effects as the original for all purposes of a financing statement.

e.      This Agreement shall be governed by the internal laws of the State of California. If any provision or application of this Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability shall not affect other provisions or applications which can be given effect and this Agreement

EXHIBIT C-8

shall be construed as if the unlawful or unenforceable provision or application had never been contained herein or prescribed hereby. Any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be brought in the state or federal courts located in the City and County of San Francisco, California, and the parties hereto consent to the personal jurisdiction and venue of such courts.

f.      All representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the creation and payment of the Obligations.

[signature pages follow]

EXHIBIT C-9

ACCORDINGLY, this Agreement has been duly executed by the parties as of the date first set forth above.

Debtor:	SOLARCITY CORPORATION, a Delaware corporation

By:
David White,
Chief Financial Officer

Secured Party:	U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:
Cecilia Person,
Vice President and Portfolio Manager

EXHIBIT D-7

Schedule 1 to Security Agreement

SEKO 268 Lawrence Drive	Phoenix
South San Francisco	2060 South 16th Street #119
CA 94080	Phoenix, AZ 85034

Portland	Deer Valley
6132 NE 112th Avenue	1725 West Williams, Suite 60
Portland, OR 97220	Phoenix, AZ 85027

Foster City	Tucson
391 Foster City Blvd	4651 South Butterfield Drive, Suite 101
Foster City, CA 94404	Tucson, AZ 85714

Berkeley(Current)	Denver
3045 Hollis Street	490 E 76th Avenue, Unit C
Berkeley, CA 94710	Denver, CO 80229

Berkeley (GRO)	Parker
1501 Eastshore Highway	15690 Parkerhouse Road
Berkeley, CA 94710	Parker, CO 80134

Sacramento	Dallas
2709 Academy Way, Suite 300	10430 Shady Trail, Suite 108
Sacramento, CA 95815	Dallas, TX 75220

Fresno	Hawaii
2310 North Larkin Avenue	599 Kahela Avenue
Fresno, CA 93727	Millani, HI 96789

Bakersfield	Maryland(Jessup)
5206 Young Street, Suite D	8280 Stayton Drive, Suite D
Bakersfield, CA 93311	Jessup, MD 20794

Los Angeles	Maryland (Silver Spring)
10451 Jefferson Blvd	2319 Stewart Avenue
Culver City, Ca 90232	Silver Spring, MD 20910

Orange County	Massachusetts (Billerica)
2165 South Grand Avenue	17 Sterling Road, Unit B
Santa Ana, CA 92705	Billerica, MA 01862

Inland Empire	Massachusetts (Raynham)
2896 Metropolitan Place	65 Ryan Drive, Unit 5F
Pomona, CA 91767	Raynham, MA 02767

San Diego	New York
7895 Convoy Court, Suite 13	12 Petra Lane
San Diego, CA 92111	Colony, NY 12205

Pennsylvania
800 Parkway Drive
Broomall, PA

EXHIBIT D-8

Schedule 2 to Security Agreement

The following documents require filing, registration or recording in order to create a perfected security interests in favor of the Secured Party, and the relevant jurisdiction for each such document:

UCC-1 Financing Statement filed with the Secretary of State of the State of Delaware for all untitled collateral.

EXHIBIT D-9